UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2009

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 15, 2009, Teradyne, Inc. (“Teradyne”) continued actions as part of the Company’s ongoing efforts to lower expenses and its cost structure in light of the industry wide continued decline in orders for semiconductor production equipment. The actions include:

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A worldwide reduction in workforce of approximately 350 employees. The terminations are expected to be completed in the second quarter of 2009, and to result in an estimated total severance cash charge of approximately $12 million that will be expensed in the second quarter of 2009.

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A further reduction in the annual base salaries of executive officers including the Chief Executive Officer commencing May 1, 2009. The further reduction was approved by the Compensation Committee of Teradyne’s Board of Directors. This reduction is in addition to earlier reductions which were implemented on October 1, 2008 and February 1, 2009. When compared to the 2008 executive officer annual base salaries, the effect of the three reductions is that the annual base salary of the executive officers including the Chief Executive Officer has been decreased by 20% from their respective 2008 or starting salary levels. The reduced annual base salaries are set forth in Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein. These reductions shall remain in place until otherwise determined by the Compensation Committee and/or Board of Directors, as appropriate.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Reduced annual base salaries of executive officers, effective May 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: April 17, 2009	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	V.P., Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Reduced annual base salaries of executive officers, effective May 1, 2009.

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